UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2022
SALARIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2450 Holcombe Blvd. Suite X Houston, TX		77021
(Address of principal executive offices)		(Zip Code)
(832) 834-6992
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SLRX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01 Other Events.
As previously disclosed in Salarius Pharmaceuticals, Inc.’s (the “Company”) Current Report on Form 8-K filed on April 22, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) on April 22, 2022 with certain institutional and accredited investors for the sale by the Company of 9,339,436 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price of $0.25 per share (the “Registered Direct Offering”). Concurrently with the Registered Direct Offering, and pursuant to the Purchase Agreement, the Company also sold unregistered warrants exercisable for an aggregate of 7,004,578 shares of Common Stock (the “Warrants”), which represents 75% of the shares of Common Stock sold in the Registered Direct Offering, with an exercise price of $0.3399 per share (the “Private Placement”).
On April 26, 2022, the Company completed the Registered Direct Offering and Private Placement. The gross proceeds from the transactions were approximately $2.3 million before deducting certain fees due to the placement agent and other estimated transaction expenses. The net proceeds received by the Company from the transactions will be used for general corporate purposes and working capital, including in advancing the Company’s preclinical and clinical pipeline. A copy of the legal opinion of Hogan Lovells US LLP relating to the legality of the issuance and sale of the shares of Common Stock in the Registered Direct Offering is filed herewith as Exhibit 5.1.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP
23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1)

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARIUS PHARMACEUTICALS, INC.

Date: April 26, 2022	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum Chief Financial Officer